EXHIBIT 99.1

Herbst Files Pre-Negotiated Chapter 11 to Implement Restructuring Agreement

Daily Operations to Continue Normally; Suppliers, Employees and Customers are Unaffected

Las Vegas, NV, March 22, 2009 – Herbst Gaming, Inc. announced today the Company and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code along with a restructuring agreement that contractually obligates the Company and its consenting secured lenders to move forward with a pre-negotiated consensual plan of reorganization.  The plan of reorganization will incorporate the terms of the restructuring agreement the Company entered into with its senior lenders, among others, earlier this month.

“Since we already have an agreement in place on a restructuring with our secured lenders, the Company expects to confirm the plan of reorganization expeditiously and without disruption to our business,” said Troy Herbst, Chief Executive Officer of Herbst Gaming.

During the Chapter 11 process, Herbst will continue normal operations under the direction of its existing management team. To ensure that the process is seamless, as a routine matter, the Company has sought authority from the Bankruptcy Court to pay employees and honor benefits without interruption or delay.  The Company also emphasized that suppliers will be paid in the ordinary course throughout this process.

“Today’s action is the most effective means to implement our debt restructuring and achieve a capital structure that fits current business conditions.  We are pleased to have a found a solution to our burdensome debt load that allows the Company to preserve jobs and ensure normal daily business operations,” said Mr. Herbst.

The Company emphasized that all of its casinos and the route business are generating positive EBITDA, even in the current challenging economic environment.  As a result, the Company believes that it has adequate liquidity to fund its post-petition operating expenses, including buying goods and services and fulfilling all obligations to its employees during the reorganization process.

As previously announced, Herbst Gaming entered into an agreement with lenders holding approximately 68% of the loans under its Senior Credit Facility on a financial restructuring plan.  Under the plan, the Company’s casino and slot route business will be separated into two holding companies.  The plan provides that the Herbst family will receive 90% of the new equity in the new slot route company in exchange for the contribution of a new gaming device license agreement.

The restructuring plan also provides for conversion of all the Company’s outstanding obligations under its Senior Credit Facility (currently approximately $847 million plus accrued and unpaid interest) into debt and equity of the reorganized companies, with the bank lenders receiving

100% of the new equity of the reorganized casino company and the reorganized casino company owning 10% of the new equity in the new slot route business.

Additionally, the plan provides for termination of all outstanding obligations under the Company’s 8.125% Senior Subordinated Notes and 7% Senior Subordinated Notes ($330 million, plus accrued and unpaid interest), as well as the cancellation of all existing equity in the Company.

The Company filed its voluntary petitions for Chapter 11 with the U.S. Bankruptcy Court for District of Nevada in Reno. Consummation of the restructuring plan is subject to, among other things, the confirmation of a Chapter 11 plan of reorganization by the U.S. Bankruptcy Court and approval by gaming regulators in Nevada, Missouri and Iowa.

Herbst’s route business owns and operates more than 6,800 gaming machines located in grocery stores, drug stores, convenience stores, bars and restaurants throughout the state of Nevada.

The casino business owns and operates 12 casinos in Nevada, two in Missouri, and one in Iowa, employing a total of 5,400 people.

This press release contains forward-looking information.  Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including statements as to the proposed restructuring plan or proposed new capital structure, may be significantly and materially impacted by certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court or gaming authority approvals, loss of continued support of the plan by Herbst Gaming’s consenting lenders, non-acceptance of the plan by stakeholders in Herbst Gaming, delays in the confirmation or effective date of the plan due to factors beyond Herbst Gaming’s control, failure to consummate the restructuring plan, failure to meet restructuring plan objectives or to execute the restructuring plan, competition, and other economic factors. Additional risks and uncertainties are described in Herbst Gaming’s public filings with the Securities and Exchange Commission.  Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Herbst Gaming disclaims any obligation to update this information, except as required by law.

Media contact Maya Pogoda or Robert Emmers 310-788-2850 or 310-283-1325